Exhibit 99.1

Nivalis Therapeutics Announces Positive Phase 1b Results for N91115 in Patients with Cystic Fibrosis and Plans to Initiate Phase 2 Trial

—    No dose limiting toxicities were observed and N91115 was well tolerated in the study

—    Data to be presented at the North American Cystic Fibrosis Conference

BOULDER, Colo., October 7, 2015 — Nivalis Therapeutics, Inc. (NASDAQ: NVLS), a clinical stage pharmaceutical company focused on treating people with cystic fibrosis (CF), today announced positive topline results from a Phase 1b clinical study evaluating N91115 that demonstrated favorable safety, tolerability and pharmacokinetics in adult CF patients with two copies of the F508del-CFTR mutation. N91115 is the Company’s novel stabilizer of the cystic fibrosis transmembrane conductance regulator (CFTR) protein.

In this randomized, double-blind, placebo-controlled, parallel group study, 51 adult CF patients were randomly assigned to receive placebo or N91115 at doses of 50, 100 or 200 mg administered twice daily for 28 days. The primary objective of the study was to evaluate the safety, tolerability and pharmacokinetic profile of N91115. Secondary objectives included the determination of doses for the Phase 2 clinical trial and the exploration of pharmacodynamic markers of biological activity. The safety of trial participants was monitored by an independent Data Monitoring Committee.

The trial demonstrated that N91115 was safe and well tolerated over the dose range studied. The pharmacokinetic profile of N91115 fully achieved the targeted blood levels and dose selection rationale. While not powered to demonstrate statistically significant clinical efficacy, there was a trend toward a modest reduction in sweat chloride at the highest dose studied that may suggest a threshold effect for CFTR modulation (placebo difference -5.2 mmol/L, 95% CI -11.7, 1.4, p = 0.11). Full results of the Phase 1b trial will be presented in an oral presentation and posters at the North American Cystic Fibrosis Conference (NACFC) being held October 8-10, 2015 in Phoenix, Arizona. Sponsored by the Cystic Fibrosis Foundation, the NACFC is the largest forum of its kind to advance research for the treatment and cure of CF.

“These data provide important insight about the safety, pharmacokinetics and pharmacodynamics of N91115,” said Scott H. Donaldson MD, principal investigator of the study and Associate Professor of Medicine at the University of North Carolina. “We are encouraged by the exploratory sweat chloride levels, a key measure of the function of the CFTR protein, observed in the 200 mg treatment group, which supports further study of the potential of N91115 as a CFTR modulator.”

Based upon this early signal of CFTR activity and the absence of dose limiting toxicities, 200 mg twice daily and a higher dose of N91115 are planned for the upcoming Phase 2 study. The presumed novel mechanism of action of N91115 S-nitrosoglutathione reductase (GSNOR) inhibition is distinct from other CFTR modulators and has been shown to improve the function of CFTR when added to correctors and potentiators in pre-clinical studies.

“These results represent a significant milestone in our efforts to further understand the clinical utility of N91115 in patients with the most common and complex form of cystic fibrosis,” said Jon Congleton, president and chief executive officer of Nivalis. “We look forward to initiating our Phase 2 study later this year evaluating the safety and efficacy of N91115 when added to Orkambi™.”

The Phase 2 study of N91115 added to Orkambi in people with CF who have two copies of the F508del mutation is subject to regulatory review and is planned to be initiated in the fourth quarter of 2015 with data available in the second half of 2016.

About Nivalis Therapeutics, Inc.

Nivalis Therapeutics, Inc. (http://www.nivalis.com) is a clinical stage pharmaceutical company committed to the discovery, development and commercialization of therapeutics for people with cystic fibrosis. In addition to developing innovative solutions intended to extend and improve the lives of people with cystic fibrosis, Nivalis plans to utilize its proprietary S-nitrosoglutathione reductase (GSNOR) inhibitor portfolio to develop therapeutics for other diseases.

About N91115

CF is a life-shortening genetic disease that affects an estimated 70,000 people worldwide, predominately in the United States and Europe. CF is characterized by a defect in the chloride channel of human cells known as the “cystic fibrosis transmembrane conductance regulator,” or CFTR, which is caused by mutations in the CFTR gene. N91115 works through a presumed novel mechanism of action called GSNOR inhibition to modulate the unstable and defective CFTR protein responsible for CF. GSNOR inhibition restores GSNO levels thereby modifying the chaperones responsible for CFTR protein degradation. This stabilizing effect increases and prolongs the function of the CFTR chloride channel and leads to an increase in net chloride secretion. Nivalis discovered and owns exclusive rights to N91115 in the United States and all other major markets, including U.S. composition of matter patent protection until at least 2031.

Nivalis Therapeutics has completed a Phase 1a dose-escalation safety study of orally administered N91115 in healthy volunteers, and a Phase 1b safety study in people with CF who have two copies of the F508del mutation. In pre-clinical studies, N91115 has been shown to increase the function of F508del-CFTR, the mutant protein that is estimated to be present in approximately 86 percent of people with CF in the United States and Europe.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Nivalis’ development plans and potential opportunities, the timing for initiating and completing the Phase 2 clinical trial, the timing for announcements of future clinical trial results and expectations that early stage clinical trials will result an approved drug. These forward-looking statements are based on management’s current expectations of future events and involve substantial risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the risk that the timing of site initiation and patient enrollment for our clinical trials may take longer than expected, delays in the timing of regulatory filings and approvals, delays in the commercialization or availability of lumacaftor/ivacaftor, and other matters that could affect the completion of the clinical development and commercial potential of the company’s product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Nivalis’ business in general, see the risk factors contained in the company’s prospectus filed with the Securities and Exchange Commission on June 17, 2015, in the company’s most recent quarterly report on Form 10-Q and in its other reports filed with the Securities and Exchange Commission. All information in this press release is as of the date of this release, and Nivalis undertakes no duty to update or revise this information unless required by law.

Contacts:

Investor Relations

John Graziano

1-646-378-2942

jgraziano@troutgroup.com

Media Relations

Lindsay Rocco

1-862-596-1304

lrocco@elixirhealthpr.com